Rhinebeck Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2020

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York., May 1, 2020 /PRNewswire/ -Rhinebeck Bancorp, Inc., (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended March 31, 2020 of $1.1 million ($0.10 per basic and diluted common share), $164,000, or 18.0%, more than the $911,000 reported for the comparable prior year period.

On January 16, 2019, the Company became the holding company for the Bank when it closed its stock offering in connection with the completion of the reorganization of the Bank and Rhinebeck Bancorp, MHC into a two-tier mutual holding company form of organization.  The Company sold 4,787,315 shares of common stock at a price of $10.00 per share, for net proceeds of $46.0 million, and issued 6,345,975 shares to Rhinebeck Bancorp, MHC. The consolidated financial results contained herein reflect the consolidated accounts of the Company and the Bank at and for the periods after January 16, 2019.

COVID-19 Impact

Operational Readiness. The coronavirus pandemic currently impacting the nation has caused an upheaval to the economy.  Since mid-March, the Company and the Bank have felt the impact of this global pandemic. In response to the state of emergency, the Bank has implemented several temporary operational changes to serve customers and protect its employees during the COVID-19 crisis. Lobby services have been essentially suspended, while drive-thru, mobile, and online banking have become the Bank’s primary channels of serving customers. Furthermore, various measures have been taken to encourage social distancing and we have also enhanced our cleaning and sanitizing procedures at all office, drive-thru locations and ATM terminals. Additionally, over half of our staff have been assigned to work from home when possible, while other employees are on staggered or reduced hour schedules. We continue to monitor the latest COVID-19 developments and are following guidance provided by the Centers for Disease Control, as well as federal, state and local agencies.

Paycheck Protection Program.  As part of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) enacted on March 27, 2020, the Payroll Protection Program (“PPP”) Loan Program allocated first $350 billion, and just recently an additional $310 billion, in funds to assist small businesses. Rhinebeck Bank, as a qualified U.S. Small Business Administration (“SBA”) lender, is an authorized participant in this program.

To meet customer demand, a bank-wide team was formed to provide communications to our customer base, establish procedures and documentation to accept loan applications under the PPP program, evaluate potential automated system solutions to process the loan applications, allocate resources to underwrite the loans, submit applications to the SBA for approval, develop new documents for the loans, and close, fund, and book the loans.

As of April 28, 2020, we had received 578 applications for up to $83.8 million of loans under the PPP. We received SBA approval for 566 applications totaling $83.3 million. By that date we had funded 331 loans for $70.1 million, none of which were funded at March 31, 2020. To fund this additional loan demand, the Bank became a participant in the Federal Reserve’s Payroll Protection Program Lending Facility which allows us to present these loans as collateral for 100% principal funding at the Federal Reserve’s discount window. The term of these loans will mirror the actual maturity of the underlying collateral and will have a fixed interest rate of 0.35%.  To date we have received $57.1 million in such funding and have submitted for an additional $8.7 million.

Other financial highlights:

•	Total assets grew $33.3 million, or 3.4%, to $1.0 billion at March 31, 2020 from $974,000 at December 31, 2019.

•	Gross loans increased a total of $17.4 million, or 2.2%, to $807.0 million at March 31, 2020 from $790.0 million at December 31, 2019.

•	Total deposit balances were $784.7 million at March 31, 2020, increasing $11.3 million, or 1.5%, from $773.3 million at December 31, 2019.

•	Return on average assets was 0.44% for the first quarter ended March 31, 2020 compared to 0.43% for the corresponding period of 2019.

•	Return on average equity was 3.85% for the first quarter of 2020 compared to 3.93% for the same period of 2019.

•	Our efficiency ratio improved 5.7%, falling to 73.87% for the first quarter of 2020 from 78.31% in the same quarter of 2019.

Michael J. Quinn, President and Chief Executive Officer, said: “The Bank’s first quarter earnings were negatively impacted by the COVID-19 crisis which contributed to an increase to our loan loss provision based on qualitative factors.  However, our return on assets still increased slightly to 0.44% from 0.43% one year ago.  This performance, along with our continued ability to grow our balance sheet through loans and deposits while improving our efficiency ratio is encouraging.  Our staff continues to serve our customers’ needs through the current crisis and has performed at the highest level to help small businesses access the PPP loan program.  I am confident that we will continue to meet the challenges of this crisis as we have done for over 160 years.”

Income Statement Analysis

Net interest income increased $751,000, or 9.9%, to $8.3 million for the quarter ended March 31, 2020, from $7.6 million for the quarter ended March 31, 2019. The increase in interest income was mostly driven by increasing originations of higher yielding indirect automobile loans accompanied by additional production of commercial real estate loans. This additional revenue was offset by increases in deposit pricing and borrowing costs that were primarily driven by competitive market forces and the changing interest rate environment.

Our net interest margin declined 18 basis points to 3.62% when compared to the prior year quarter.  The net interest margin was impacted by a lag in deposit pricing reductions as interest rates declined due to competitive pricing pressures.

We recorded a provision for loan losses of $1.2 million for the first quarter 2020 as compared to $780,000 for the comparable prior year period. The increase in the provision was mainly attributable to the significant negative impact of the change in qualitative factors reflecting the diminished economic environment resulting from the COVID-19 pandemic and the resultant risk the pandemic poses for the Bank’s borrowers, which may lead to credit quality deterioration. The amount of increase in our loan loss allowance related to the economic environment was based, in part, on the amount of loans to borrowers that had their loan payments deferred because they had been negatively impacted by the pandemic. As of April 24, 2020, the Bank had received 1,868 deferral requests from 1,565 customers. Although the actual amount of payments deferred is not known until the deferral application is completed by collections staff,  approximately $3.1 million of payments have been deferred. Net charge-offs for the quarter ended March 31, 2020 totaled $535,000 compared to $243,000 for the respective period in 2019.  The increase was due to higher charge-offs in our indirect automobile book which grew by $50.4 million, or 15.9%, in loan balances between periods and was further impacted by the maturing nature of loss development within our relatively new Albany portfolio.

Non-interest income totaled $1.6 million for the three months ended March 31, 2020; an increase of $296,000, or 23.4%, from the comparable period in the prior year. Net gain on the sale of loans increased $299,000, or 180.1% while investment advisory income increased $99,000 to $312,000.  These increases were offset by a $46,000 decrease in service charges on deposit accounts and a $29,000 loss on the sale of securities.

For the first quarter of 2020, non-interest expenses increased $381,000 to $7.3 million, or 5.5%, over the comparable 2019 period. Salaries and employee benefits increased $264,000, or 6.8%, attributable to annual salary merit increases, production incentives, employee benefit increases and additions to staff.  The growth of other non-interest expense was mainly due to increases in overall processing volumes, the additions of new technologies and equipment, and additional costs related to our new status as a public company.

Balance Sheet Analysis

Total assets were $1.0  billion at March 31, 2020, representing an increase of $33.3 million, or 3.4%, from $973.9 million at December 31, 2019. Cash and due from banks increased $9.8 million over December 31, 2019, to $21.8 million. Net loans increased $16.9 million, or 2.1%, including an increase of $6.7 million, or 1.9%, in indirect automobile loan balances and an increase in commercial real estate balances of $12.6 million or 4.7% at March 31, 2020 as compared to December 31, 2019. Other assets also include the right-of-use asset of $6.6 million at March 31, 2020 due to the adoption of the Accounting Standards Update 2016-02, Leases (Topic 842).

Past due loans increased $3.0 million, or 17.3%, between December 31, 2019 and March 31, 2020 finishing at 2.6% of total loans, or $20.6 million, increasing from 2.2% of total loans at year-end 2019. During the same timeframe, non-performing assets decreased $721,000 or 7.0%, to $9.6 million. Our reserve as a percentage of total gross loans was 0.82% at March 31, 2020 as compared to 0.75% at December 31, 2019.

During the first quarter of 2020, total liabilities increased $29.3 million, or 3.4%, to $893.4 million, mainly due to an $11.3 million increase in deposits, an increase of $13.3 million in Federal Home Loan Bank advances and the establishment of a $6.6 million lease liability.

Stockholders' equity increased $4.0 million to $113.9 million at March 31, 2020, primarily due to a decrease in total accumulated other comprehensive loss and net income of $1.1 million for the period. The Company's ratio of average equity to average assets was 11.41% at March 31, 2020 and 11.42% at December 31, 2019.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe",

"expect", "anticipate", "estimate",  "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Interest and Dividend Income
Interest and fees on loans	$10,046	$8,715
Interest and dividends on securities	683	608
Other income	11	35
Total interest and dividend income	10,740	9,358
Interest Expense
Interest expense on deposits	2,017	1,382
Interest expense on borrowings	402	406
Total interest expense	2,419	1,788
Net interest income	8,321	7,570
Provision for loan losses	1,200	780
Net interest income after provision for loan losses	7,121	6,790
Noninterest Income
Service charges on deposit accounts	652	698
Net realized loss on sales and calls of securities	(29)	—
Net gain on sales of loans	465	166
Increase in cash surrender value of life insurance	97	100
Other real estate owned income	—	10
Investment advisory income	312	213
Other	63	77
Total noninterest income	1,560	1,264
Noninterest Expense
Salaries and employee benefits	4,152	3,888
Occupancy	850	895
Data processing	354	307
Professional fees	322	266
Marketing	143	155
FDIC deposit insurance and other insurance	168	141
Other real estate owned expense	17	39
Amortization of intangible assets	11	11
Other	1,282	1,216
Total noninterest expense	7,299	6,918
Income before income taxes	1,382	1,136
Provision for income taxes	307	225
Net income	$1,075	$911

Earnings per common share:
Basic	$0.10	$0.09
Diluted	$0.10	$0.09

Weighted average shares outstanding, basic	10,710,501	10,699,592
Weighted average shares outstanding, diluted	10,710,501	10,699,592

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019
Assets
Cash and due from banks	$21,796	$11,978
Available for sale securities (at fair value)	115,134	114,832
Loans receivable (net of allowance for loan losses of $6,620 and $5,954, respectively)	810,361	793,471
Federal Home Loan Bank stock	4,035	3,435
Accrued interest receivable	3,102	2,903
Cash surrender value of life insurance	18,554	18,457
Deferred tax assets (net of valuation allowance of $1,247 and $1,202, respectively)	1,541	2,255
Premises and equipment, net	18,504	18,338
Other real estate owned	1,382	1,417
Goodwill	1,410	1,410
Intangible assets, net	230	241
Other assets	11,217	5,209
Total assets	$1,007,266	$973,946
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$174,958	$179,236
Interest bearing	609,697	594,107
Total deposits	784,655	773,343

Mortgagors’ escrow accounts	7,063	8,106
Advances from the Federal Home Loan Bank	79,645	66,304
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	16,851	11,156
Total liabilities	893,369	864,064

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	111
Additional paid-in capital	45,869	45,869
Unearned common stock held by the employee stock ownership plan ("ESOP")	(4,091)	(4,146)
Retained earnings	73,227	72,152
Accumulated other comprehensive loss:
Net unrealized gain (loss) on available for sale securities, net of taxes	2,412	(195)
Defined benefit pension plan, net of taxes	(3,631)	(3,909)
Total accumulated other comprehensive loss	(1,219)	(4,104)
Total stockholders’ equity	113,897	109,882
Total liabilities and stockholders’ equity	$1,007,266	$973,946

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months ended		Year ended
	March 31,		December 31,
	2020	2019	2019
Performance Ratios (1):

Return on average assets (2)	0.44%	0.43%	0.65%
Return on average equity (3)	3.85%	3.93%	5.73%
Net interest margin (4)	3.62%	3.80%	3.76%
Efficiency ratio (5)	73.87%	78.31%	73.73%
Average interest-earning assets to average interest-bearing liabilities	135.85%	139.46%	137.50%
Total gross loans to total deposits	102.84%	103.34%	102.09%
Average equity to average assets (6)	11.41%	10.92%	11.42%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.82%	1.02%	0.75%
Allowance for loan losses as a percent of non-performing loans	80.39%	125.69%	66.74%
Net charge-offs to average outstanding loans during the period	0.07%	0.03%	0.43%
Non-performing loans as a percent of total gross loans	1.02%	0.81%	1.13%
Non-performing assets as a percent of total assets	0.99%	0.83%	1.06%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	12.04%	12.95%	12.13%
Total capital (to risk-weighted assets)	12.80%	13.90%	12.83%
Common equity Tier 1 capital (to risk-weighted assets)	12.04%	12.95%	12.13%
Tier 1 leverage ratio (to average total assets)	10.68%	11.34%	10.84%

(1)	Performance ratios for the three months ended March 31, 2020 and 2019 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income (Non-GAAP measure).
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com